AstraZeneca Provides Update On Selumetinib In Uveal Melanoma

BOULDER, Colo., July 22, 2015 /PRNewswire/ -- AstraZeneca today announced that the Phase 3 SUMIT study of selumetinib in combination with dacarbazine for the treatment of patients with metastatic uveal melanoma did not meet its primary endpoint of progression free survival. This combination therapy showed an adverse event profile generally consistent with current knowledge of the safety profiles of dacarbazine and selumetinib. A full evaluation of the data is ongoing.

Selumetinib is a MEK inhibitor in late-stage development, with a primary Phase 3 program in second-line KRAS-mutant advanced non-small cell lung cancer in combination with docetaxel. Selumetinib is also being investigated in a Phase 3 study in differentiated thyroid cancer and in a Phase 2 registration study in patients with neurofibromatosis Type 1.

Antoine Yver, Head of Oncology, Global Medicines Development at AstraZeneca said: "Selumetinib is supported by a strong development program with different scientific rationale in multiple tumor types as both monotherapy and in alternative combinations. The findings from SUMIT have no impact on the other studies and we look forward to presenting the data in due course."

About Selumetinib and Uveal Melanoma
Selumetinib is an oral small molecule MEK inhibitor invented by Array BioPharma (NASDAQ: ARRY) and licensed to AstraZeneca in 2003. AstraZeneca is responsible for development and commercialization of selumetinib. Selumetinib inhibits the MEK enzyme in the RAS/RAF/MEK/ERK pathway in cancer cells to prevent the tumor from growing.

The Selumetinib in Uveal Melanoma Investigator Trial (SUMIT) is a randomized, double-blind, placebo controlled trial being carried out in 45 centers, across 11 countries.

Uveal melanoma is an orphan disease in which cancer cells grow in the tissues of the eye. It is the most common primary intraocular malignancy in adults and comprises 5% of all melanomas. There are currently no effective treatments for advanced uveal melanoma and in April 2015, selumetinib was granted Orphan Drug Designation by the US Food and Drug Administration in recognition of the need for new, safe and effective therapies for the disease.

About AstraZeneca
AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialization of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing beyond the SUMIT trial. These programs include three cancer drugs, binimetinib (MEK162 / wholly-owned), encorafenib (LGX818 / wholly-owned) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of selumetinib and the timing of the announcement of further results of clinical trials for selumetinib, expectations that events will occur that will result in greater value for Array, and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of selumetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of July 22, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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